OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL YEAR 2010 FIRST QUARTER RESULTS

Houston, Texas - February 5, 2010 - OYO Geospace (NASDAQ: OYOG) today announced net income of $1.1 million, or $0.18 per diluted share, on revenues of $26.3 million for its quarter ended December 31, 2009. This compares with net income of $1.3 million, or $0.22 per diluted share, on revenues of $25.9 million in the comparable quarter last year.

"Although our current period revenues increased over the prior year, the product mix included increased sales of sensors, cables and other low-margin seismic exploration products while demand slowed for our high-margin marine products. Other first quarter highlights include increased revenues from our seismic reservoir products and improved operating profits from our thermal imaging business. We are pleased with the overall increase in activity," said Gary D. Owens, OYO Geospace's Chairman, President and CEO.

"Backlog increased throughout the first quarter and activities at our Houston manufacturing facility were busier compared to the fourth quarter of fiscal year 2009. A significant portion of our backlog represents GSR nodal seismic data acquisition systems which are expected to be shipped in the second quarter of fiscal year 2010."

"While operating results from our Canadian and Russian subsidiaries improved significantly from the fourth quarter of fiscal year 2009, these foreign operations continue to struggle with tough market conditions. We are seeing some signs of optimism and opportunity in both markets, but we expect business conditions to remain difficult throughout the remainder of fiscal year 2010."

"We continued generating healthy cash flows throughout the first quarter of fiscal year 2010. During the quarter, we reduced our mortgage indebtedness by $1.5 million, including the early pay-off of a $1.3 million mortgage with a 7% fixed interest rate. The early termination required us to pay a cash penalty of $142,000."

"At this time, the immediate outlook for next quarter looks positive since we expect the product mix to include increased revenue from our GSR and marine products. Looking beyond the next quarter is always very difficult to gauge because of delays, cancellations, sudden drops in order levels and other factors."

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of the situation in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO GEOSPACE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months	Three Months
	Ended	Ended
	December 31, 2009	December 31, 2008

Net sales	$ 26,316	$ 25,855
Cost of sales	19,155	17,835
Gross profit	7,161	8,020

Operating expenses:
Selling, general and administrative	3,739	3,724
Research and development	1,728	1,899
Bad debt recovery	(42)	(168)
Total operating expenses	5,425	5,455

Gain on sale of assets	--	7

Income from operations	1,736	2,572

Other income (expense):
Interest expense	(84)	(275)
Interest income	51	329
Foreign exchange gains (losses)	50	(540)
Other, net	(174)	(6)
Total other expense, net	(157)	(492)

Income before income taxes	1,579	2,080
Income tax expense	478	743

Net income	$ 1,101	$ 1,337

Basic earnings per share	$ 0.18	$ 0.23

Diluted earnings per share	$ 0.18	$ 0.22

Weighted average share outstanding - Basic	6,013,146	5,936,508
Weighted average share outstanding - Diluted	6,177,460	6,034,903